Exhibit 4.3

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ICON LEASING FUND ELEVEN, LLC

     This Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of ICON Leasing Fund Eleven, LLC, a Delaware limited liability company (the "LLC"), is entered into as of August 22, 2006.

     WHEREAS, that certain Amended and Restated Limited Liability Company Agreement (the "LLC Agreement") of the LLC was entered into on April 21, 2006, as amended from time to time, among ICON Capital Corp., a Connecticut corporation ("ICON"), as manager (hereinafter referred to as the "Manager"), and such additional members as may be added pursuant to the terms thereof (hereinafter referred to collectively as the "Additional Members"). The Manager and the Additional Members are hereinafter referred to collectively as the "Members."

     WHEREAS, the Manager has the authority under Section 14.1(b) to make amendments to the LLC Agreement to cure any ambiguities in the LLC Agreement;

     WHEREAS, the Manager has the authority under Section 14.1(d) to delete or add any provision of or to the LLC Agreement required to be so deleted or added by any state regulatory body; and

     WHEREAS, the Manager has determined that it is necessary and appropriate to amend the LLC Agreement for the benefit of the LLC and the Members as requested by the Pennsylvania Securities Commission;


     NOW, THEREFORE, the LLC Agreement is hereby amended effective immediately as follows:

     1. Section 3.2(f) of the LLC Agreement is hereby amended by deleting the word "related" and replacing it with the word "incidental".

     2. Section 3.2(g) of the LLC Agreement is hereby amended and restated in its entirety by deleting "miscellaneous equipment of any other type which the Manager believes may be an attractive investment" and replacing it with "other types of equipment which the Manager believes may be an attractive investment, including future technology equipment, custom made or specialized equipment similar to those types of equipment described above, data gathering equipment and upgrades and retrofits to existing equipment."

     The LLC Agreement of the LLC is hereby amended as so stated and the Manager on behalf of the LLC acknowledges and accepts such amendments as evidenced by its signature below.

     IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 1 as of the date first above written.


Manager:  ICON CAPITAL CORP.

              By:/s/ Thomas W. Martin
              -----------------------
              Name: Thomas W. Martin
              Title: Chief Operating Officer